EXHIBIT 99.1

May 21, 2014                                       FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS APRIL 2014 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for April 2014. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Securities commissions and fees of $269 million increased 7.5 percent compared to the prior year’s April and were down 1 percent compared to the preceding month. While securities commissions and fees benefited from starting the quarter with a higher level of fee-based assets, this benefit was more than offset in April by reduced commissions in our Fixed Income division.

Record client assets under administration of $462 billion were up 12 percent over last year’s April. For the month, positive recruiting results and a modest increase in the S&P 500 index led to an increase in client assets under administration of 1 percent. Financial assets under management of $62 billion were up 20 percent from last year and essentially unchanged from the preceding month.

“In the Capital Markets segment, trading profits remain resilient and institutional commissions continue to be subdued,” said CEO Paul Reilly, “and while investment banking revenues are inherently lumpy, we are encouraged by the strong pipeline.”

Total net loans at Raymond James Bank grew to $10.3 billion, a 24 percent increase over the prior year’s April and a $300 million increase over the preceding month. The healthy net increase in loan balances should result in higher levels of both interest earnings and loan loss provision expense. Meanwhile, compression of the bank’s net interest margin is expected to abate.

“Record client assets under administration and robust levels of advisor recruiting activity bode well for our Private Client Group segment” explained Reilly. “Similarly, Asset Management is benefiting from high levels of financial assets under management and RJ Bank continues to grow its loan balances, which should result in growth of its net interest earnings. Meanwhile, while we are proud of our very high-quality Equity Capital Markets and Fixed Income platforms, those businesses will continue to be heavily influenced by the market environment.”

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking, and other services to individuals, corporations, and municipalities. Its three principal wholly owned broker-dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,200 financial advisors serving in excess of 2.5 million client accounts in approximately 2,500 locations throughout the United States, Canada and overseas. Total client assets are approximately $462 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on raymondjames.com and the SEC’s website at sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events or otherwise.

Raymond James Financial, Inc.
Operating Data

	April 2014		March 2014		April 2013
	(21 business days)		(21 business days)		(22 business days)

Total securities commissions and fees (1)	$268.5	mil.	$270.8	mil.	$249.8	mil.

Client assets under administration	$461.7	bil.	$458.1	bil.	$411.8	bil.

Private client group assets under administration	$437.0	bil.	$434.0	bil.	$392.8	bil.

Financial assets under management (2)	$62.2	bil.	$62.3	bil.	$51.8	bil.

Raymond James Bank total loans, net	$10.3	bil.	$10.0	bil.	$8.3	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.